Exhibit (c)(5) – Preliminary Working Draft; All Figures Subject to Change / Update – Project Cactus Discussion Materials November 21, 2022

– Preliminary Working Draft; All Figures Subject to Change / Update – Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors (the “Special Committee”) of Cactus (the “Company”) in connection with its evaluation of a proposed transaction involving the Company and for no other purpose. The information contained herein is based upon information supplied by or on behalf of the Company and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and at the Special Committee’s direction Centerview has relied upon such forecasts, as provided by the Company’s management, with respect to the Company. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 1

– Preliminary Working Draft; All Figures Subject to Change / Update –

Special Committee "Roadmap Dashboard"


Discussed in previous meetings
Focus for today
Bonsai's 10/24 Proposal
What are key terms of the proposal?
Items to clarify with Bonsai
Contextualizing Bonsai's Proposal
How does the Bonsai offer price compare to recent stock performance?
What other factors should be taken into consideration?
Framework for Negotiation
What are negotiation dynamics in selected other transactions?
Process, timing and tactical considerations
Evaluate Proposal and Develop Response
Offer value vs. potential value of executing on mgmt. outlook
Economic and Non-Economic Terms of Bonsai proposal
Negotiate with Bonsai
Reach Agreement with Bonsai
Bonsai Becomes Unfriendly
Bonsai Withdraws Proposal
Assessment of Management Outlook
Financial analysis
Learnings from diligence
Key drivers of Management Outlook
Potential opportunities / risks
Comparison vs. expectations
Negotiation Levers
Offer value / Premium
Necessary regulatory clearances[1]
Majority of the minority vote
Buyer bridge loan
Reverse termination fee
Minimal R&W
Financing contingency / backstop
Ticking construct

CENTERVIEW PARTNERS 2

(1) For example, expiration of HSR waiting period. To be confirmed.

– Preliminary Working Draft; All Figures Subject to Change / Update – Illustrative Analysis At Various Prices 30% premia 58% premia Bonsai Proposals Counterproposals 11/7 11/19 11/10 11/6 10/24 Share Price $6.25 $6.55 $7.50 $8.00 $8.50 $9.00 $9.45 $9.75 % Premium / (Discount) to: Current Price (11/18/22) $7.43 (16%) (12%) +1% +8% +14% +21% +27% +31% Closing Price Prior to 10/24 Proposal $5.03 +24% +30% +49% +59% +69% +79% +88% +94% (1) 20-Day VWAP $6.71 (7%) (2%) +12% +19% +27% +34% +41% +45% Price Before BBG Rumor (10/10/22) $7.35 (15%) (11%) +2% +9% +16% +22% +29% +33% Implied Equity Value $1,807 $1,895 $2,172 $2,319 $2,466 $2,613 $2,747 $2,836 (2) Plus: Net Debt 1,409 1,409 1,409 1,409 1,409 1,409 1,409 1,409 Implied Enterprise Value ($mm) $3,216 $3,304 $3,581 $3,728 $3,875 $4,022 $4,156 $4,245 Implied EV / EBITDA (Management) (3) 2022E ($1) n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. 2023E 130 24.7x 25.4x 27.6x 28.7x 29.8x 31.0x 32.0x 32.7x 2024E 213 15.1x 15.5x 16.8x 17.5x 18.2x 18.9x 19.5x 20.0x Implied EV / EBITDA (Consensus) 2022E $37 85.9x 88.2x 95.6x 99.6x 103.5x 107.4x 111.0x 113.4x 2023E 151 21.3x 21.9x 23.7x 24.7x 25.7x 26.7x 27.6x 28.2x 2024E 164 19.6x 20.1x 21.8x 22.7x 23.6x 24.5x 25.3x 25.8x Source: Management Outlook and FactSet as of November 18, 2022. Note: Dollars in millions, except per share amounts. (1) Reflects 20 trading days as of day of 10/24 Bonsai proposal – reflects market close prior to Bonsai proposal. 3 (2) Net debt excludes NCI that is related to Up-C structure. Net debt as of September 30, 2022. (3) Negative multiples presented as “n.a.”.

– Preliminary Working Draft; All Figures Subject to Change / Update – Preliminary Valuation Analysis Methodology Selected Metric Implied Share Price $6.25$6.55$7.50 10/24 Proposal Illustrative Discounted 11/7 Proposal Cash Flow Analysis WACC: 9.50%-11.00% 11/19 Proposal (Incl. Value of Tax PGR: 2.0%-3.0% (1,2) $5.94 $9.81 Attributes) $5.06 $7.98 Selected Public Enterprise Value / FY'24E (1) Comparables Analysis EBITDA: 13.5x-17.5x $5.03 $14.40 52-Week Closing Share Low: $5.03 Price Range High: $14.40 $8.00 $2.75 Low: Citi $2.75 (3) Analyst Price Targets High: Keybanc $8.00 Source: Management Outlook and FactSet as of November 18, 2022. (1) Reflects net debt of $1,409mm, excludes NCI that is related to Up-C structure. Net debt as of September 30, 2022. 4 (2) Discount rate used to value tax attributes is equal to midpoint of after-tax cost of debt (4.46%) and midpoint of WACC range (10.25%). (3) Reflects share price targets as of October 24, 2022 (market close prior to proposal). For Reference Only

Supporting Materials

– Preliminary Working Draft; All Figures Subject to Change / Update – Preliminary Discounted Cash Flow Analysis Management Outlook Management Extrapolation Fiscal Year Ending September, Terminal 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E Year Revenue $1,450 $1,710 $1,886 $2,070 $2,274 $2,445 $2,591 $2,716 $2,811 $2,881 $2,881 Growth (%) (9%) 18% 10% 10% 10% 8% 6% 5% 3% 2% Gross Profit $537 $665 $743 $866 $997 $1,077 $1,146 $1,206 $1,253 $1,289 $1,289 Margin (%) 37% 39% 39% 42% 44% 44% 44% 44% 45% 45% 45% Illustrative Adjusted EBITDA $130 $213 $256 $350 $468 $505 $552 $596 $636 $672 $672 Margin (%) 9% 12% 14% 17% 21% 21% 21% 22% 23% 23% 23% Discounted (–) D&A (66) (69) (71) (78) (85) (87) (90) (93) (96) (99) (86) Free Cash Adjusted EBIT $64 $144 $185 $273 $384 $419 $462 $504 $541 $574 $586 Flow (–) SBC (35) (26) (26) (28) (29) (31) (32) (33) (33) (34) (34) (–) Taxes (7) (28) (38) (59) (85) (93) (103) (113) (122) (130) (133) NOPAT $22 $90 $121 $186 $270 $295 $327 $358 $385 $411 $420 (–) CapEx (72) (77) (122) (81) (79) (73) (78) (81) (84) (86) (86) (–) Increase in NWC 61 16 2 29 8 (5) (7) (6) (5) (4) (4) (+) D&A 66697178858790939699 86 uFCF $77 $98 $71 $212 $283 $304 $332 $363 $392 $419 $416 PV of FCF $73 $84 $55 $147 $177 $171 $168 $166 $161 $156 $154 Implied TEV Implied Share Price Implied Exit Multiple PGR PGR PGR WACC 2.0% 2.5% 3.0% 2.0% 2.5% 3.0% 2.0% 2.5% 3.0% Illustrative Sensitivities 9.50% $3,863 $4,042 $4,248 $8.46 $9.07 $9.76 8.8x 9.5x 10.2x 10.25% 3,452 3,590 3,748 7.06 7.53 8.07 8.0x 8.6x 9.2x 11.00% 3,111 3,220 3,343 5.89 6.26 6.68 7.4x 7.9x 8.4x Excludes Present Value of Tax Source: Management Outlook. (1) Attributes of ~$0.05 6 Note: Dollars in millions. Reflects Cactus balance sheet as of September 30, 2022. (1) Tax attributes under Cactus’s tax receivable agreement and utilization of NOLs are analyzed separately. Discount rate used to value tax attributes is equal to midpoint of after-tax cost of debt (4.5%) and midpoint of WACC range (10.25%).

– Preliminary Working Draft; All Figures Subject to Change / Update – Preliminary Valuation Of Cactus Tax Attributes Cash Flow Benefit of TRAs and NOLs 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E+ Total TRA Benefit $0.0 $0.1 $0.6 $1.1 $1.7 $1.0 $0.7 $6.0 TRA Cash Flow (x) 15% 15% 15% 15% 15% 15% 15% 15% 0.15 Benefit TRA Benefit to Cactus $0.01 $0.02 $0.09 $0.16 $0.26 $0.15 $0.10 $0.90 Memo: Taxable Income: ($15) ($4) $6 $33 $45 $49 $54 Cash Flow Value NOLs Used – – $5 $26 $36 $10 – of Tax Shield from NOLs (x) Tax Rate 24% 24% 24% 24% 24% 24% 24% FV of NOL Benefit – – $1.21 $6.34 $8.68 $2.34 – Discount PV of Implied Value Rate Tax Attr. Per Share (1) 4.46% $0.01 $0.01 $1.14 $5.46 $7.18 $1.92 $0.08 $0.55 $16.42 $0.06 Present Value of Tax Attributes 7.36% $0.01 $0.01 $1.05 $4.90 $6.27 $1.63 $0.06 $0.40 $14.39 $0.05 (2) 10.25% $0.01 $0.01 $0.97 $4.40 $5.49 $1.39 $0.05 $0.30 $12.67 $0.04 Source: Management figures. 7 (1) Reflects after-tax cost of debt. (2) Reflects midpoint of WACC.

– Preliminary Working Draft; All Figures Subject to Change / Update –

Preliminary WACC Analysis

Peer Unlevered Beta

Peer	2-Year Weekly Beta Levered[1]	Unlevered[2]	Market Cap ($mm)	Debt ($mm)	Debt / Equity
Stanley Black & Decker	0.99	0.65	$11,963	$7,972	67%
Whirlpool	1.05	0.72	8,182	4,978	61%
Newell Brands	1.12	0.61	5,579	5,840	105%
Groupe SEB	0.76	0.43	4,293	4,249	99%
Electrolux	1.13	0.74	3,791	2,591	68%
Yeti	1.61	1.58	3,693	102	3%
Thule Group	1.35	1.23	2,423	290	12%
Helen of Troy	0.88	0.63	2,297	1,173	51%
Spectrum Brands	1.10	0.50	2,090	3,157	151%
Traeger	*n.m. (July 2021 IPO)*				
Average	**1.11**	**0.79**			**68%**
Median	**1.10**	**0.65**			**67%**
Cactus*	***0.92***	***0.53***	***$1,453***	***$1,434***	***99%***

(*) IPO'd on August 5, 2021 – reflects betas since IPO until October 24, 2022 (Close prior to Bonsai Proposal)

Illustrative WACC Sensitivity Analysis

D / E Value	D / TEV Value	*Unlevered Beta* **0.65**	**0.75**	**0.85**
50%	*33%*	*9.6%*	*10.3%*	*11.0%*
65%	*39%*	*9.5%*	*10.1%*	*10.8%*
80%	*44%*	*9.4%*	*10.0%*	*10.7%*

Cost of Equity

Risk-Free Rate[3]	4.1%
Median Beta[4]	0.65
Target Debt / Equity[4]	66.6%
Levered Beta[5]	0.98
Historical Risk Prem.[6]	7.5%
Size Premium[7]	1.3%
Cost of Equity	**12.8%**

Cost of Debt

Pre-Tax Cost of Debt[8]	5.9%
Tax Rate[9]	24.0%
% Equity	*60.0%*
% Debt	*40.0%*
After-Tax Cost of Debt	**4.5%**
WACC[10]	**9.4%**

Source: Duff & Phelps, Company filings, Bloomberg and FactSet as of November 18, 2022.
Note: Cactus market data as of October 24, 2022.
(1) Represents 2 year, weekly adjusted Beta relative to the local index. (2) Unlevered Beta equals (Levered Beta/(1 + ((1 - Tax Rate) * Debt/Equity)). (3) Reflects 20-year U.S. government bond yield as of November 18, 2022. (4) Represents peer median. (5) Levered Beta = (Unlevered Beta)*(1+(1-Tax Rate)*(Debt/Equity)). (6) Represents long-horizon historical equity risk premium per Duff & Phelps. (7) Represents size premium for companies with market capitalizations between $1.3bn and $2.2bn per Duff & Phelps 2021. (8) Based on BofA Merrill Lynch US BBB Yield. (9) Cactus tax rate based on Management Outlook. Tax rate for each peers is based on corporate tax rate in the country of domicile. (10) WACC equals ((Debt/Capitalization * (Cost of Debt * (1 – Tax Rate))) + (Equity/Capitalization * Levered Cost of Equity)).

CENTERVIEW PARTNERS 8

– Preliminary Working Draft; All Figures Subject to Change / Update –

Trading Comps and Historical Performance Benchmarking

EV / EBITDA Multiples				*2019A-2021A Metrics*						*Net Leverage*	
EV / '23E EBITDA		**EV / '24E EBITDA**		**Revenue CAGR**		**EBITDA Margin Exp.**		**2021A EBITDA Margin**		**FY'23E Net Leverage**	
Management	**22.0x**	**Consensus**	**17.4x**	Traeger[2]	47%	Thule Group	+5pp	Thule Group	24%	**Management**	**10.8x**
Consensus	**19.0x**	Thule Group	14.4x	Yeti	25%	Whirlpool	+3pp	Yeti	23%	**Consensus**	**9.3x**
Traeger	18.8x	Traeger	13.7x	**Management**	**24%**	Yeti	+3pp	Stanley Black & Decker	18%	Traeger	8.9x
Thule Group	15.9x	**Management**	**13.5x**	**Consensus**	**24%**	Stanley Black & Decker	+3pp	Helen of Troy	16%	Spectrum Brands	4.9x
Stanley Black & Decker	11.6x	Stanley Black & Decker	9.3x	Thule Group	21%	Electrolux	+2pp	**Management**	**15%**	Stanley Black & Decker	4.3x
Yeti	10.5x	Yeti	9.1x	Helen of Troy	15%	**Management**	**+1pp**	**Consensus**	**15%**	Newell Brands	4.2x
Helen of Troy	10.0x	Helen of Troy	9.0x	Spectrum Brands	6%	**Consensus**	**+1pp**	Traeger	15%	Helen of Troy	3.3x
Spectrum Brands[1]	9.5x	Spectrum Brands[1]	8.4x	Newell Brands[3]	5%	Spectrum Brands	+0pp	Spectrum Brands	14%	Groupe SEB	2.7x
Newell Brands	8.7x	Newell Brands	8.3x	Groupe SEB	5%	Groupe SEB	+0pp	Newell Brands	14%	Electrolux	1.8x
Groupe SEB	7.7x	Groupe SEB	7.0x	Stanley Black & Decker	5%	Newell Brands[4]	(0pp)	Whirlpool	13%	Whirlpool	1.6x
Whirlpool	5.8x	Whirlpool	5.6x	Whirlpool	4%	Helen of Troy	(1pp)	Groupe SEB	12%	Thule Group	1.3x
Electrolux	5.7x	Electrolux	4.7x	Electrolux	(0%)	Traeger[2]	(1pp)	Electrolux	9%	Yeti	0.1x
75th Percentile	**11.3x**		**9.3x**		**20%**		**+3pp**		**17%**		**4.3x**
Median	**9.8x**		**8.7x**		**6%**		**+1pp**		**14%**		**3.0x**
25th Percentile	**8.0x**		**7.3x**		**5%**		**(0pp)**		**13%**		**1.6x**

Source: Management Outlook and FactSet as of November 18, 2022.
Note: Figures on Cactus's fiscal year, unless otherwise noted. Cactus market data as of October 24, 2022.
(1) Pro forma for Justice Department blocking Spectrum Brands' HHI divesture. (2) Figures on Traeger's fiscal year due to lack of data. (3) Figure reflects annualized core sales growth on Newell's fiscal year (FYE December 31). (4) Not pro forma for divestitures of Pure Fishing, Jostens and The Waddington group.

CENTERVIEW PARTNERS

9

– Preliminary Working Draft; All Figures Subject to Change / Update –

Trading Comps and Projected Performance Benchmarking

EV / EBITDA Multiples				*2021A-2024E Expected Metrics*						*Net Leverage*	
EV / '23E EBITDA		***EV / '24E EBITDA***		***Revenue CAGR***		***EBITDA Margin Exp.***		***2023E EBITDA Margin***		***FY'23E Net Leverage***	
Management	**22.0x**	**Consensus**	**17.4x**	Yeti	13%	Helen of Troy	+1pp	Yeti	20%	**Management**	**10.8x**
Consensus	**19.0x**	Thule Group	14.4x	Stanley Black & Decker	5%	Newell Brands	+0pp	Thule Group	19%	**Consensus**	**9.3x**
Traeger	18.8x	Traeger	13.7x	Electrolux	4%	Spectrum Brands	(1pp)	Helen of Troy	17%	Traeger	8.9x
Thule Group	15.9x	**Management**	**13.5x**	Groupe SEB	3%	Groupe SEB	(1pp)	Newell Brands	13%	Spectrum Brands	4.9x
Stanley Black & Decker	11.6x	Stanley Black & Decker	9.3x	Helen of Troy	(0%)	Electrolux	(1pp)	Spectrum Brands	13%	Stanley Black & Decker	4.3x
Yeti	10.5x	Yeti	9.1x	Traeger	(1%)	Stanley Black & Decker	(2pp)	Groupe SEB	11%	Newell Brands	4.2x
Helen of Troy	10.0x	Helen of Troy	9.0x	Thule Group	(2%)	Yeti	(2pp)	**Consensus**	**11%**	Helen of Troy	3.3x
Spectrum Brands[(1)]	9.5x	Spectrum Brands[(1)]	8.4x	Spectrum Brands	(2%)	**Management**	**(3pp)**	Stanley Black & Decker	11%	Groupe SEB	2.7x
Newell Brands	8.7x	Newell Brands	8.3x	Newell Brands	(4%)	Whirlpool	(3pp)	Whirlpool	10%	Electrolux	1.8x
Groupe SEB	7.7x	Groupe SEB	7.0x	Whirlpool	(4%)	**Consensus**	**(4pp)**	**Management**	**9%**	Whirlpool	1.6x
Whirlpool	5.8x	Whirlpool	5.6x	**Management**	**(5%)**	Traeger	(5pp)	Traeger	8%	Thule Group	1.3x
Electrolux	5.7x	Electrolux	4.7x	**Consensus**	**(10%)**	Thule Group	(5pp)	Electrolux	7%	Yeti	0.1x
75th Percentile	**11.3x**		**9.3x**		**4%**		**(1pp)**		**16%**		**4.3x**
Median	**9.8x**		**8.7x**		**(1%)**		**(2pp)**		**12%**		**3.0x**
25th Percentile	**8.0x**		**7.3x**		**(2%)**		**(3pp)**		**10%**		**1.6x**

Source: Management Outlook and FactSet as of November 18, 2022.
Note: Figures on Cactus's fiscal year. Cactus market data as of October 24, 2022.
(1) Pro forma for Justice Department blocking Spectrum Brands' HHI divesture.

CENTERVIEW PARTNERS 10

– Preliminary Working Draft; All Figures Subject to Change / Update – Analyst Price Targets Analyst Sentiment Over Time Wall Street Price Targets # of Brokers 88877 $8.00 100% $18 $19 $16 $6.00 80% 100% 57% $5.00 75% $11 100% 60% 63% $4.00 $10 $8 $9 40% (1) $7 $8 $3.00 $4 20% 38% $3.00 25% 43% 0% $2.75 Oct-21 Jan-22 Apr-22 Jul-22 Current Memo: Analyst Price Target Statistics Median $19 $16 $11 $8 $4 n.a. Median: % Premium +8% +55% +16% +7% (46%) $4.00 Buy Hold Sell Price Tgt. Price Buy Hold Sell 11 Source: FactSet as of October 24, 2022 (market close prior to proposal). (1) Reflects share price as of November 18, 2022.